S I G M A T E L ®

MIXED-SIGNAL MULTIMEDIA SEMICONDUCTORS

For More Information Contact: Investor Relations Debbie Laudermilk SigmaTel Investor Relations +1 512.381.3931 investor.relations@sigmatel.com	Public Relations Aaron De Lucia Senior PR Manager +1 512.381-3994 Press@sigmatel.com

SIGMATEL COMPLETES ACQUISITION OF PROTOCOM CORPORATION

AUSTIN, Texas (August 26, 2005) -- SigmaTel, Inc. (NASDAQ:SGTL), a global leader in analog intensive, mixed-signal integrated circuits for the digital multimedia consumer electronics and computing markets, today announced it finalized the acquisition of Protocom Corporation, a privately held semiconductor provider to the multi-function imaging market.

The acquisition of Protocom provides SigmaTel its first product line focused on imaging applications, as well as technology that can be leveraged into several emerging multimedia consumer electronics markets. The companies are coordinating roadmaps with plans to have SigmaTel's mixed signal technology combined with the acquired imaging technology by the second half of 2006. The addition of Protocom into SigmaTel's technology portfolio allows the company to meet the form, fit and function requirements for devices such as digital video cameras, personal media players (PMPs), video conferencing, remote security cameras, digital still cameras and multimedia mobile phones.

"Based on customer and industry response to the acquisition, SigmaTel now has the industry's best low cost solutions based on the STMP3500 family and the best leading edge technology for PMP's, digital video cameras and other multimedia products," said Ron Edgerton, president and CEO, SigmaTel, Inc. "We share in our customers' excitement and look forward to further diversifying SigmaTel's products and technologies to better serve the future market of digital multimedia devices."

With the closing of the acquisition, SigmaTel has acquired all of Protocom's business, including technology assets, current products, customers, and intellectual property. Most of Protocom's employees, more than half of which are engineers, have become full-time SigmaTel employees and remain in their current locations. Protocom's former headquarters in Cupertino, CA, will become SigmaTel's West Coast Imaging Center.

SigmaTel paid $47 million for all of Protocom's outstanding shares of capital stock. This $47 million payment consisted of $28.2 million of SigmaTel common stock (approximately 1,437,000 shares) and $18.8 million in cash. A portion of the shares to be issued were placed into escrow pursuant to the terms of the acquisition agreement. Protocom employees are restricted as to when they can sell the shares they received from the transaction.

SigmaTel assumes all unvested Protocom employee stock options, which entitle the holders to receive up to approximately 200,000 shares of SigmaTel common stock, subject to customary vesting requirements. SigmaTel expects to record a one-time charge for purchased in-process research and development expenses related to the acquisition in its third quarter. The amount of that charge, if any, has not yet been determined.

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-functional peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company's focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words "expect," "will," "should," "would," "anticipate," "project," "outlook," "believe," "intend," and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel's financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005 and the Form 10-Q that was filed on August 9, 2005.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.